Exhibit 22

List of Subsidiary Guarantors and Issuers of Guaranteed Securities
As of December 31, 2021, General Electric Company (“GE”) and GE Capital International Holdings Limited (“GECIHL”) are guarantors of the senior unsecured registered notes listed below issued by GE Capital International Funding Company Unlimited Company (“GECIF”). GE owns, directly or indirectly, 100% of each of GECIHL and GECIF.
GE Capital International Funding Company Unlimited Company
3.373% Senior Notes due 2025
4.418% Senior Notes due 2035

As of December 31, 2021, GE is the guarantor of the senior unsecured registered notes listed below issued by the following entities. GE owns, directly or indirectly, 100% of each such entity.

Security Capital Group Incorporated

7.70% Exchange Notes due 2028
7.50% Debentures due 2027 (originally issued by SUSA Partnership, L.P.)

General Electric Credit Corporation of Tennessee

7.1% Notes due 2026 (originally issued by Franchise Finance Corporation of America)

GE Capital Funding, LLC

3.450% Notes due 2025
4.050% Notes due 2027
4.400% Notes due 2030
4.550% Notes due 2032